UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

September 22, 2004

Date of Report: (Date of earliest event reported)

Computer Associates International, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-9247	13-2857434

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Computer Associates Plaza, Islandia, New York		11749

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (631) 342-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

In the Proxy Statement for its 2004 Annual Meeting of Stockholders, Computer Associates International, Inc. (“CA”) reported that, in connection with the resignation of Sanjay Kumar, its former Chairman and Chief Executive Officer, CA would continue to provide Mr. Kumar with (1) telephone and network connections and support; (2) certain home security services; and (3) off-premises office space and one assistant. CA also reported that it could determine to revoke one or more of these benefits at any time. CA and Mr. Kumar entered into a letter agreement, dated August 26, 2004, providing for the foregoing arrangements.

On September 22, 2004, following announcements concerning the resolution of investigations of CA by the United States Attorney’s Office for the Eastern District of New York and the United States Securities and Exchange Commission, and the indictment of Mr. Kumar, CA notified counsel to Mr. Kumar that the above benefits were being revoked.

As reported in CA’s Proxy Statement, and as provided in the August 26, 2004 letter agreement with Mr. Kumar, the Company agreed to provide Mr. Kumar and his family with medical insurance for a period of up to 20 years, subject to his death or his obtaining medical insurance as a result of new employment, and to make Mr. Kumar whole for his income tax obligations related to the continued medical insurance. These benefits have not been revoked.

The letter agreement dated August 26, 2004 and the September 22, 2004 notice of revocation referred to above are being filed as exhibits to this Report.

Item 9.01 Financial Statements and Exhibits

The following documents are being filed as exhibits to this Report:

Exhibit 10.1	Letter Agreement, dated August 26, 2004, between Computer Associates International, Inc. and Sanjay Kumar

Exhibit 10.2	Notice of Revocation dated September 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Computer Associates International, Inc.

Dated: September 27, 2004	By:	/s/Jeff Clarke
Jeff Clarke
Chief Operating Officer and Chief Financial Officer